Exhibit 99.1

CONTACTS: Rich Jacobson, President & CEO Greg Spear, CFO 360.733.3050	NEWS RELEASE

Horizon Financial Reports First Quarter Fiscal 2010 Results

BELLINGHAM, WA – August 3, 2009 – Horizon Financial Corp. (NASDAQ GS: HRZB) (“Horizon”) the bank holding company for Horizon Bank, today reported a $35.5 million provision for loan losses and $19.4 million deferred tax asset valuation allowance, which contributed to a net loss of $45.7 million, or $3.81 loss per share, for the fiscal quarter ended June 30, 2009 which is the first quarter of Horizon’s fiscal year.  This compares to net income of $2.0 million, or $0.17 per diluted share, in the first quarter of fiscal 2009, and a net loss of $25.7 million or $2.15 loss per share for the quarter ended March 31, 2009.  The current period losses have reduced capital levels and resulted in both the holding company and its subsidiary bank to be considered “significantly undercapitalized” by regulatory definition. “We continue to face challenging economic conditions and are disappointed with the losses over the past year, as well as the increase in our non-performing assets,” said Rich Jacobson, President and Chief Executive Officer. “Updated real estate appraisals and market research we utilize to value the underlying collateral for our problem loans reflect the unfortunate conditions that real estate prices continue to be adversely impacted in our Pacific Northwest markets.  As a result, we once again set aside an increased provision for loan losses to absorb losses in our loan portfolio. The impact of the higher levels of provision for loan losses, the elevated levels of loan charge-offs, the deferred tax asset valuation allowance and the rising costs associated with loan workout expenses are the primary contributors to our current quarter loss.”

At June 30, 2009, Horizon had $19.4 million in a deferred income tax asset, which is comprised of tax affected cumulative temporary differences; largely from the provision for loan losses.  “We considered all the evidence available in our evaluation of the net deferred tax asset, including the tax carry-back and carry-forward benefits.  Based on this  analysis we concluded that it is more likely than not that the majority of the net deferred tax assets may not be available as a benefit in future periods; therefore, we recognized a $19.4 million valuation allowance to fully reserve the deferred tax asset,” stated Greg Spear, Chief Financial Officer.

“Our results for the quarter ended June 30, 2009 show the continuing progress we are making in shrinking our loan portfolio and diversifying our balance sheet while building core deposits and reducing our brokered deposits.  These actions have improved our liquidity position,” continued Jacobson. “The recent increase in home sales in most of our markets during the first half of calendar year 2009 has helped move housing inventory and supported our strategy to reduce loan balances.  If the home is competitively priced, buyers are making offers and contracts are closing.  Net commercial real estate loans in our portfolio have declined more than $178 million in the past year, with construction and land development loans balances comprising $151.2 million or 85% of this amount.”

Net loans receivable declined $88.9 million during the first quarter of fiscal 2010, which was the result of loan sales and principal paydowns totaling $35.5 million, loan charge-offs totaled $23.3 million, $17.6 million of loans became  real estate owned and the allowance for loan losses increased by a net amount of $12.5 million.  This trend is consistent with our prior quarter when net loans receivable were reduced by $63.5 million, resulting from loan sales and principal paydowns totaling $8.1 million, loan charge-offs totaled $26.5 million, $15.2 million of loans became  real estate owned and the allowance for loan losses increased by a net amount of $13.7 million.  “We are continuing to aggressively de-leverage our balance sheet by appropriately pricing our real estate inventory and working with our builders to do the same.” Jacobson noted.

Capital Ratios, Liquidity and Credit Quality

As of June 30, 2009, Horizon Bank fell below the minimum level required to be adequately capitalized by regulatory standards. The total risk based capital ratio was 5.28% compared to the 8.0% level required to be considered adequately capitalized.  As of June 30, 2009, the Bank’s Tier 1 leverage ratio was 3.17% and the Tier 1 risk based capital ratio was 3.97%, compared to the 4.0% level required for both ratios to be adequately capitalized. “The elevated provisions for loan losses in the current and prior quarters contributed to significant losses on our income

HRZB Reports First Quarter Fiscal 2010 Results
August 3, 2009

statements, which reduced our regulatory capital levels. We continue to work with a sense of urgency toward the goal of adding capital in order to improve these ratios,” said Jacobson. "We are encouraged by the very recent influx of new capital into the local market, and hope that this provides to be a trend and not an anomaly."

“Our liquidity has improved with a decreasing reliance on brokered deposits and a diverse mix of funding sources, including core deposit growth, potential sale of investments and loans, and our lines of credit with the Federal Home Loan Bank and Federal Reserve Bank,” Jacobson noted.  “The higher deposit insurance coverage limits from the FDIC continues to support our focus on core deposit growth.  In addition, a substantial majority of our deposit customers are fully insured.”  During the current quarter, we increased our core deposits by $4.8 million; non-core deposits declined by $62.4 million due to the scheduled maturities and reduced balances in brokered CDs, CDARS deposits and CDs greater than $100,000.

Total non-performing assets were $138.4 million, or 10.17% of total assets at June 30, 2009, up from $104.7 million, or 7.13% of total assets at March 31, 2009, and $38.6 million, or 2.67% of total assets at June 30, 2008.

“The increase in non-performing assets continues to reflect the distress in the commercial land development and construction segment of our markets, with more than 80% of the total non-performing portfolio in these two categories,” said Steve Hoekstra, Commercial Loan Manager.  “At June 30, 2009, more than 40% of our commercial land and development loans were non-performing.  We are continuing to work with our customers to reduce housing inventories, using a variety of options, including short sales and we are working through these assets expeditiously. When circumstances warrant, we are increasing our allowance for loan losses and are continuing to charge off the appropriate amount of each loan that we do not expect to recover.”

“We are cautiously optimistic from this quarter’s decline in 30 – 89 day delinquent loans, which declined to $29.4 million at June 30, 2009, from $83.9 million at March 31, 2009,” stated Spear.  “We will continue to monitor the changes in delinquent loans to determine whether the recent decline indicates a positive trend for problem assets moving through the system.”

Net charge-offs during the first quarter of fiscal 2010 were $23.0 million compared to $26.3 million in the immediate prior quarter and $3.0 million in the first quarter a year ago. The allowance for loan losses was $51.5 million, or 4.98% of net loans at June 30, 2009, compared to $39.0 million, or 3.47% of net loans at March 31, 2009, and $19.1 million, or 1.54% of net loans a year ago.

The following table summarizes Horizon’s non-performing assets by category and county at June 30, 2009:

Non-performing Assets	Whatcom	Skagit	Snohomish	King	Pierce	Thurston/Other	Total
(dollars in 000s)

1-4 Family residential	$3,226	$-	$425	$-	$1,990	$-	$5,641	4%
1-4 Family construction	382	-	601	-	1,095	-	2,078	2%
Subtotal	3,608	-	1,026	-	3,085	-	7,719	6%

Commercial land development	8,559	162	30,577	5,149	14,835	10,898	70,180	51%
Commercial construction	278	920	4,963	19,348	12,845	3,750	42,104	31%
Multi family residential	-	-	-	-	-	-	-	0%
Commercial real estate	1,993	5,628	8,250	-	-	-	15,871	11%
Commercial loans	190	350	-	-	-	-	540	0%
Home equity secured	73	96	55	-	1,732	-	1,956	1%
Other consumer loans	70	5	-	-	-	-	75	0%
Subtotal	11,163	7,161	43,845	24,497	29,412	14,648	130,726	94%

Total non-performing assets	$14,771	$7,161	$44,871	$24,497	$32,497	$14,648	$138,445	100%

Percent of total non-performing
assets	11%	5%	32%	18%	23%	11%	100%

Balance Sheet Review

Total assets were $1.36 billion at June 30, 2009, a decline from $1.47 billion from the immediate prior quarter and down from $1.45 billion at June 30, 2008.  Net loans totaled $1.03 billion, compared to $1.12 billion at March 31, 2009,

HRZB Reports First Quarter Fiscal 2010 Results
August 3, 2009

and $1.25 billion year ago.  Commercial real estate loans, including commercial construction and land development, continue to comprise the majority of the portfolio representing 63% of net loans at June 30, 2009, down from 67% a year ago.  Commercial business loans represented 18%, residential loans represented 13%, and consumer loans represented 6% of net loans, at the end of the first fiscal quarter.  “We are continuing to experience above average demand for mortgage refinancing as a result of the low interest rate environment, but overall demand for commercial loans has declined in connection with the slowing economy,” noted Jacobson.

The Bank’s interest bearing deposits represent available cash including its own account at the Federal Reserve Bank of San Francisco to meet daily obligations.  Interest bearing deposits totaled $117.9 million at June 30, 2009, down slightly from $126.2 million at March 31, 2009, but up significantly from $2.8 million at June 30, 2008.  The growth in interest bearing deposits from June 30, 2008, was a result of the strategy to enhance liquidity, accomplished in part by utilizing brokered deposits and by paying very competitive retail deposit rates in our local markets.

The investment securities portfolio totaled $63.4 million at the June 30, 2009, primarily consisting of U.S. Government agency bonds, municipal securities, equities and government guaranteed mortgage backed securities.  The remaining balance of the portfolio consists primarily of private-label mortgage-backed securities, which totaled $1.0 million at June 30, 2009 and incurred an “other than temporary impairment” (“OTTI”) charge in the amount of $204,000 during the quarter due to credit related impairment related to mortgage-backed securities received from the in-kind redemption of the Shay AMF family of mutual funds.

Total deposits were $1.17 billion at June 30, 2009, compared to $1.23 billion at March 31, 2009, and $1.10 billion at June 30, 2008.  Core deposits, including transaction accounts and certificates of deposit under $100,000, increased 4% year-over-year and 1% from the prior quarter.  “Our customers have been supportive and continue to bring their deposits to us,” stated Jacobson. “We intend to reduce our reliance on brokered deposits as we continue to de-leverage our balance sheet.”  Core deposits comprise 57% of total deposits.  Other deposits include Jumbo CDs (over $100,000), which totaled $290.4 million, or 25% of deposits, which were down from $303.3 million in the immediate prior quarter and $300.8 million a year ago.  Brokered CDs, including CDARs deposits, totaled $211.9 million compared to $261.4 million in the prior quarter and $153.8 million a year ago.

Stockholders’ equity was $47.2 million at June 30, 2009, compared to $93.0 million at March 31, 2009, and $127.4 million a year ago.  At June 30, 2009, tangible book value was $3.93 per share, compared to $7.75 per share at March 31, 2009, and $10.63 per share a year earlier.

Review of Operations

Net revenue (net interest income plus non-interest income) was $7.2 million in the first quarter of fiscal 2010, with interest income down 32% and interest expense down 12% compared to a year ago.  In the first quarter of fiscal 2009, net revenue was $13.5 million.  Loans that became non-performing have reduced interest income by $1.7 million in the current quarter.

Net interest income declined $5.7 million, or approximately 50% to $5.6 million in the current quarter compared to $11.2 million from the year ago quarter, reflecting lower yields on earnings assets from declining interest rates, the reduction in earnings assets and interest reversals associated with non-performing loans.  The yield on earning assets in the fiscal first quarter of 2010 was 4.53% down from 6.48% the same quarter in the year prior.  Lower yields were partially offset by a lower cost on interest bearing liabilities, moving with the general decline in interest rates over the last year. Total interest expense declined 12% in the current quarter to $9.0 million, from $10.2 million for the fiscal first quarter a year ago. The cost of interest-bearing liabilities was 2.72% in the first quarter of fiscal 2010 compared to 3.18% in the same quarter a year ago.  The effect of the changes in the yield on earning assets and the cost on interest bearing liabilities resulted in a decrease in our net interest margin by 167 basis points to 1.73% in the first quarter of fiscal 2010 from 3.40% for the same period a year ago.  The reversal of interest income from non-accrual loans was responsible for 54 basis points of the decline.  “Our net interest margin was also affected by our strategy to maintain above average levels of on-balance sheet liquidity and by holding brokered deposits that are now more expensive than current rates since they were acquired in the prior fiscal years, as well as paying competitive retail deposit rates in our local markets during the past six months,” Spear said.

The provision for loan losses was $35.5 million in the first quarter of fiscal 2010, compared to $40.0 million in the immediate prior quarter and $3.0 million in the first quarter of fiscal 2009. “The continued high level of provisioning for loan losses was necessary to restore the allowance for loan losses on the balance sheet for charge-offs processed and to ensure adequate reserves are available for probable loan losses.  Many of the appraisals we rely upon for valuing collateral dependent loans in our problem loan portfolio reflect significantly lower valuations from a year ago.  In the past year, we have more than doubled the total allowance for loan losses in order to reflect management’s estimate for loan losses.  Capital plus loan loss reserves at June 30, 2009 was $98.7 million,” Spear noted.

HRZB Reports First Quarter Fiscal 2010 Results
August 3, 2009

Above average demand for mortgage refinancing continued in the first quarter of fiscal 2010 as mortgage interest rates remain at historically low levels.  The gains on sale of one-to-four family mortgage loans in the first fiscal quarter of 2010 increased 20% from the prior quarter and more than doubled from a year ago, and helped offset the $204,000 OTTI charge on private label mortgage-backed securities.  Non-interest income was $1.6 million in the first quarter of fiscal 2010, compared to $1.6 million in the fourth quarter of fiscal 2009 and $2.3 million in the first quarter of fiscal 2009, which included a $579,000 gain on security sales.

Non-interest expense increased to $12.3 million in the first quarter of fiscal 2010, from $9.5 million in the fourth quarter of fiscal 2009, and $7.6 million in the year ago quarter.  These increases reflect higher costs for managing the real estate owned portfolio, increased FDIC insurance premiums and additional other expenses related to credit quality, including increased legal and accounting fees.  In addition to higher ongoing premiums, the FDIC also levied a special assessment on all insured deposits in the quarter and Horizon Bank’s assessment totaled approximately $660,000.  The reduction in force completed last year contributed to a drop of 13% in compensation costs as compared to the prior quarter and 25% from the same quarter a year ago.  “We are extremely grateful for our employees, who are working harder to reduce overhead costs while maintaining very high standards for service and quality,” Jacobson noted.

Progress on Regulatory Agreement

As reported in our March 2, 2009, Form 8-K filing with the SEC, Horizon Bank entered into a formal agreement with our regulators.  This agreement became effective March 3, 2009, and contained target dates to achieve certain objectives, as outlined in the Form 8-K filing and Horizon’s Form 10-K filing for its fiscal year ended March 31, 2009. “We are pleased to report that all of the requirements that were due within 90 days were completed on-time and submitted to our regulators,” said Jacobson.  “Also included in the agreement is a requirement to reduce our balances of loans which were classified during our most recent regulatory examination as “substandard” and “doubtful” to specified levels within 270 days. We intend to meet this requirement in advance of the 270 day target date. The agreement also contains a requirement to increase our Tier 1 capital ratio to 10% within 270 days.  At June 30, 2009, Horizon Bank’s Tier 1 capital was $45.3 million, representing 3.17% of average assets. As stated earlier in this press  release, we are working to bring in additional capital to meet the 10% regulatory requirement, in accordance with the terms of the agreement.”

Conference Call and Industry Conference Information

Management will host a conference call later today, August 4, 2009, at 7:30 a.m. PDT (10:30 a.m. EDT) to discuss the first quarter results.  The live call can be accessed by dialing 1-480-629-9870 or on the web at www.horizonbank.com.

Horizon is scheduled to present at the Rodman and Renshaw Conference in New York City, held on September 9-11, 2009.  Copies of the slide presentation will be available at www.horizonbank.com.

Horizon Financial Corp. is a $1.36 billion, bank holding company headquartered in Bellingham, Washington. Its primary subsidiary, Horizon Bank, maintains a regional banking presence that has been serving customers for 87 years, and operates 18 full-service offices, four commercial loan centers and four real estate loan centers throughout Whatcom, Skagit, Snohomish and Pierce Counties in Washington.

Economic data was derived from reports by the Washington State Employment Security Department, Labor Market and Economic Analysis at www.workforceexplorer.com, the Economic Forecaster at www.economicforecaster.com, and the Northwest Multiple Listing Service.

Safe Harbor Statement:  Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs,  results of examinations by our banking regulators and our ability to comply with the regulatory agreement with our regulators, our ability to increase our capital and manage our liquidity, our ability to manage loan delinquency rates, the ability to successfully expand existing relationships, deposit pricing and the ability to gather low-cost deposits, success in new markets and expansion plans, expense management and the efficiency ratio, expanding or maintaining the net interest margin, interest rate risk, the local and national economic environment, and other risks and uncertainties discussed from time to time in Horizon’s  filings with the Securities and Exchange Commission (“SEC”).  Accordingly, undue reliance should not be placed on forward-looking statements.  These forward-looking statements speak only as of the date of this release.  Horizon undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.   Investors are encouraged to read the SEC report of Horizon, particularly its Form 10-K for the fiscal year ended March 31, 2009 for meaningful cautionary language discussion why actual results may vary from those anticipated by management.

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HRZB Reports First Quarter Fiscal 2010 Results
August 3, 2009

CONSOLIDATED STATEMENTS OF INCOME	Quarter Ended	Three Month	Quarter Ended	One Year	Quarter Ended
(unaudited) (in 000s, except share data)	June 30, 2009	Change	Mar 31, 2009	Change	June 30, 2008
Interest income:
Interest on loans	$ 13,684	-11%	$ 15,432	-33%	$ 20,446
Interest and dividends on securities	864	2%	843	-10%	961
Total interest income	14,548	-11%	16,275	-32%	21,407

Interest expense:
Interest on deposits	8,257	-4%	8,593	-4%	8,587
Interest on borrowings	725	-9%	801	-54%	1,593
Total interest expense	8,982	-4%	9,394	-12%	10,180
Net interest income	5,566	-19%	6,881	-50%	11,227

Provision for loan losses	35,521	-11%	40,000	1084%	3,000
Net interest income (loss) after provision for loan losses	(29,955)	-10%	(33,119)	-464%	8,227

Non-interest income:
Service fees	830	-3%	854	-14%	960
Net gain on sales of loans - servicing released	481	20%	402	136%	204
Net gain on sales of loans - servicing retained	4	-56%	9	N/A	-
Net gain on sales of investment securities	-	N/A	-	-100%	579
Other than temporary impairment on investment securities	(204)	N/A	-	N/A	-
Other	477	28%	372	-8%	516
Total non-interest income	1,588	-3%	1,637	-30%	2,259

Non-interest expense:
Compensation and employee benefits	3,376	-13%	3,861	-25%	4,503
Building occupancy	1,086	-12%	1,230	-4%	1,126
REO/collection expense	4,503	212%	1,445	5198%	85
FDIC insurance	1,768	478%	306	3829%	45
Data processing	260	5%	247	7%	244
Advertising	139	1164%	11	-37%	219
Other expenses	1,138	-53%	2,441	-17%	1,363
Total non-interest expense	12,270	29%	9,541	62%	7,585

Income (loss) before provision for income taxes	(40,637)	-1%	(41,023)	-1501%	2,901
Provision (benefit) for income taxes	(14,336)	-7%	(15,362)	-1727%	881
Deferred tax valuation allowance	19,400	N/A	-	N/A	-
Net Income (Loss)	$ (45,701)	78%	$ (25,661)	-2362%	$ 2,020

Earnings per share :
Basic earnings (loss) per share	$ (3.81)	77%	$ (2.15)	-2341%	$ 0.17
Diluted earnings (loss) per share	$ (3.81)	77%	$ (2.15)	-2341%	$ 0.17

Weighted average shares outstanding:
Basic	11,981,529	0%	11,950,796	1%	11,893,813
Common stock equivalents	-	N/A	-	-100%	71,965
Diluted	11,981,529	0%	11,950,796	0%	11,965,778

HRZB Reports First Quarter Fiscal 2010 Results
August 3, 2009

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION		Three Month		One Year
(unaudited) (in 000s, except share data)	June 30, 2009	Change	March 31, 2009	Change	June 30, 2008
Assets:
Cash and due from banks	$ 17,523	-2%	$ 17,881	-27%	$ 24,095
Interest-bearing deposits	117,876	-7%	126,159	4064%	2,831
Investment securities
Available for sale, at fair value	63,420	-5%	66,865	-18%	77,166
Held to maturity, at amortized cost	8	0%	8	-47%	15
Federal Home Loan Bank stock	7,247	0%	7,247	-28%	10,015
Loans held for sale	2,982	-37%	4,745	29%	2,314
Gross loans receivable	1,086,275	-7%	1,162,641	-14%	1,264,740
Reserve for loan losses	(51,499)	32%	(38,981)	169%	(19,149)
Net loans receivable	1,034,776	-8%	1,123,660	-17%	1,245,591
Investment in real estate joint venture	18,087	1%	17,985	2%	17,704
Accrued interest and dividends receivable	6,345	-4%	6,629	-12%	7,179
Property and equipment, net	25,733	-2%	26,195	-6%	27,351
Net deferred income tax assets	-	-100%	15,164	-100%	7,012
Income tax receivable	21,018	69%	12,442	N/A	-
Real estate owned	22,537	17%	19,227	715%	2,764
Other assets	23,483	-1%	23,764	-1%	23,614
Total assets	$1,361,035	-7%	$1,467,971	-6%	$1,447,651

Liabilities:
Deposits	$1,172,178	-5%	$1,229,764	7%	$1,096,754
Other borrowed funds	109,456	-4%	114,348	-43%	192,987
Borrowing related to investment in real estate joint venture	24,500	0%	24,440	7%	22,983
Accounts payable and other liabilities	5,763	41%	4,093	15%	5,020
Advances by borrowers for taxes and insurance	172	-54%	377	-8%	186
Deferred compensation	1,726	-10%	1,923	-10%	1,917
Income tax payable	-	N/A	-	-100%	374
Total liabilities	$1,313,795	-4%	$1,374,945	0%	$1,320,221

Stockholders' equity:
Serial preferred stock, $1.00 par value; 10,000,000 shares
authorized; none issued or outstanding	$ -		$ -		$ -
Common stock, $1.00 par value; 30,000,000 shares authorized;
11,994,945, 11,980,796, and 11,917,113 shares outstanding	11,995	0%	11,981	1%	11,917
Additional paid-in capital	51,155	0%	51,298	1%	50,706
Retained earnings (deficit)	(17,368)	-161%	28,333	-127%	64,318
Accumulated other comprehensive income	1,458	3%	1,414	198%	489
Total stockholders' equity	47,240	-49%	93,026	-63%	127,430
Total liabilities and stockholders' equity	$1,361,035	-7%	$1,467,971	-6%	$1,447,651

Intangible assets:
Goodwill	$ -	N/A	$ -	-100%	$ 545
Mortgage servicing asset	158	-21%	201	-34%	240
Total intangible assets	$ 158	-21%	$ 201	-80%	$ 785

HRZB Reports First Quarter Fiscal 2010 Results
August 3, 2009

LOANS (unaudited) (in 000s)	June 30, 2009		March 31, 2009		June 30, 2008
1-4 Mortgage
1-4 Family residential	$ 153,005		$ 167,048		$ 167,788
1-4 Family construction	21,396		28,290		37,719
Participations sold	(34,006)		(42,853)		(51,330)
Subtotal	140,395		152,485		154,177

Commercial land development	171,198		186,580		171,316
Commercial construction	183,579		222,207		334,380
Multi family residential	55,180		51,970		44,890
Commercial real estate	278,928		281,481		296,682
Commercial loans	193,307		201,973		201,381
Home equity secured	54,387		58,228		53,110
Other consumer loans	9,301		7,717		8,804
Subtotal	945,880		1,010,156		1,110,563
Subtotal	1,086,275		1,162,641		1,264,740
Less:
Reserve for loan losses	(51,499)		(38,981)		(19,149)
Net loans receivable	$ 1,034,776		$ 1,123,660		$ 1,245,591

Net residential loans	$ 136,680	13%	$ 149,625	13%	$ 152,880	12%
Net commercial loans	182,117	18%	193,687	17%	197,676	16%
Net commercial real estate loans	655,616	63%	716,743	64%	834,142	67%
Net consumer loans	60,363	6%	63,605	6%	60,893	5%
	$ 1,034,776	100%	$ 1,123,660	100%	$ 1,245,591	100%

DEPOSITS (unaudited) (in 000s)	June 30, 2009		March 31, 2009		June 30, 2008
Core Deposits
Savings	$ 15,980	1%	$ 15,850	1%	$ 17,660	2%
Checking	81,349	7%	83,286	7%	71,382	7%
Checking - non interest bearing	92,988	8%	80,103	6%	78,981	7%
Money market	125,586	11%	133,022	11%	184,925	17%
Certificates of Deposit under $100,000	353,910	30%	352,785	29%	289,183	26%
Subtotal	669,813	57%	665,046	54%	642,131	59%

Other Deposits
Certificates of Deposit $100,000 and above	290,440	25%	303,308	25%	300,801	27%
Brokered Certificates of Deposit	211,925	18%	261,410	21%	153,822	14%
Total Other Deposits	502,365	43%	564,718	46%	454,623	41%

Total	$ 1,172,178	100%	$ 1,229,764	100%	$ 1,096,754	100%

WEIGHTED AVERAGE INTEREST RATES:	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited)	June 30, 2009	March 31, 2009	June 30, 2008
Yield on loans	4.96%	5.25%	6.64%
Yield on investments	1.91%	1.86%	4.32%
Yield on interest-earning assets	4.53%	4.79%	6.48%

Cost of deposits	2.76%	2.81%	3.25%
Cost of borrowings	2.31%	2.39%	2.86%
Cost of interest-bearing liabilities	2.72%	2.77%	3.18%

HRZB Reports First Quarter Fiscal 2010 Results
August 3, 2009

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited) (in 000s)	June 30, 2009	March 31, 2009	June 30, 2008
Loans	$1,104,725	$1,176,795	$1,231,792
Investments	180,972	181,631	89,019
Total interest-earning assets	1,285,697	1,358,426	1,320,811

Deposits	1,196,743	1,224,033	1,056,157
Borrowings	125,627	133,950	222,470
Total interest-bearing liabilities	$1,322,370	$1,357,983	$1,278,627

Average assets	$1,414,503	$1,470,142	$1,419,914
Average stockholders' equity	$70,133	$105,673	$127,873

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited)	June 30, 2009	March 31, 2009	June 30, 2008
Return on average assets	-12.92%	-6.98%	0.57%
Return on average equity	-260.65%	-97.13%	6.32%
Efficiency ratio	171.51%	112.00%	56.25%
Net interest spread	1.81%	2.02%	3.30%
Net interest margin	1.73%	2.03%	3.40%
Equity-to-assets ratio	3.47%	6.34%	8.80%
Book value per share	$3.94	$7.76	$10.69
Tangible book value per share	$3.93	$7.75	$10.63

RESERVE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited) (dollars in 000s)	June 30, 2009	March 31, 2009	June 30, 2008
Balance at beginning of period	$38,981	$25,309	$19,114
Provision for loan losses	35,521	40,000	3,000
Charge offs - net of recoveries	(23,003)	(26,328)	(2,965)
Balance at end of period	$51,499	$38,981	$19,149
Reserves/Gross Loans Receivable	4.74%	3.35%	1.51%
Reserves/Net Loans Receivable	4.98%	3.47%	1.54%

NON-PERFORMING ASSETS
(unaudited) (dollars in 000s)	June 30, 2009	March 31, 2009	June 30, 2008
Accruing loans - 90 days past due	$14	$500	$-
Non-accrual loans	115,894	84,924	35,819
Total non-performing loans	$115,908	$85,424	$35,819
Total non-performing loans/net loans	11.20%	7.35%	2.88%
Real estate owned	$22,537	$19,227	$2,764
Total non-performing assets	$138,445	$104,651	$38,583
Total non-performing assets/total assets	10.17%	7.13%	2.67%
Trouble debt restructured loans	$29,039	$26,383	$-